Exhibit (h13)

AMENDMENT to
INDIVIDUAL RETIREMENT ACCOUNT CUSTODIAL SERVICES AGREEMENT

AMENDMENT AGREEMENT, effective as of December 16, 2014, by and among TIFF INVESTMENT PROGRAM, INC., a Maryland corporation (“Company”), TIFF INVESTMENT PROGRAM, a Delaware statutory trust (“TIP-DST”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS, the Company and State Street entered into an Individual Retirement Account Custodial Services Agreement dated January 24, 2014 (the “IRA Custodial Services Agreement”) pursuant to which State Street serves as custodian for individual retirement accounts of eligible investors that invest solely in shares of the TIFF Multi-Asset Fund series of the Company (the “Fund”) and, in certain limited circumstances, the TIFF Short-Term Fund series of the Company (“STF”);

WHEREAS, the Company is changing its form of organization and domicile by reorganizing into TIP-DST; and

WHEREAS, TIP-DST wishes to retain State Street to serve as custodian for individual retirement accounts of eligible investors that invest solely in shares of the TIFF Multi-Asset Fund series of TIP-DST (the “DST Fund”) and, in certain limited circumstances, the TIFF Short-Term Fund series of TIP-DST (“DST STF”) on the same terms and conditions as provided in the IRA Custodial Services Agreement except as amended below, and State Street is willing to continue to render those services on the same terms and conditions as amended below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.      Amendments.

(a)
All references in the IRA Custodial Services Agreement to Company, the Fund, and STF shall hereafter be references to TIP-DST, the DST Fund, and DST STF, respectively.  TIP-DST hereby assumes all the rights and obligations of Company under the IRA Custodial Services Agreement and is hereby bound by all of the terms of the IRA Custodial Services Agreement.  The IRA Custodial Services Agreement, as amended hereby, will continue in full force and effect with respect to TIP-DST, the DST Fund, and DST STF.

(a)	All references in the IRA Custodial Services Agreement to the Board of Directors of Company are hereby replaced by the Board of Trustees of TIP-DST.

2.           Miscellaneous.

(a)	Except as amended hereby, the IRA Custodial Services Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first written above.

TIFF Investment Program, Inc.                                                                      State Street Bank and Trust Company

/s/ Dawn I. Lezon                                                                                              /s/ Michael F. Rogers
Signature                                                                                                            Signature

Dawn I. Lezon, Treasurer & CFO                                                                   Michael F. Rogers, Executive VP
Print Name/Title                                                                                                Print Name/Title

TIFF Investment Program

/s/ Dawn I. Lezon
Signature

Dawn I. Lezon, Treasurer & CFO
Print Name/Title